Company Pension Plan

Pension Commitment

PENSION COMMITMENT

by the company:    Charles River Wiga Deutschland GmbH
for:    Dr. Jörg Geller
DOB:    09/26/1954    Joined the company:

The company hereby pledges to you benefits under its Company Pension Scheme in accordance with the following provisions.

These benefits include:    a) Old-age pension
~~b) Disability pension~~
c) Widow’s/widower’s pension

1.	Old-age pension

1.1	Upon leaving the company after turning 60, you are entitled to an old-age pension. The old-age pension comprises DM 5,600.00 a month and is paid for life.

~~2.~~	~~Disability pension~~

~~2.1~~	~~If you become disabled after turning_____ and leave the company, you are entitled to a disability pension in accordance with the provisions stipulated in detail in the appendix.~~

~~The disability pension comprises DM ____ a month. You will receive the disability pension for the length of the disability (see appendix, Item 6.4), until reaching the age of ___ at the latest.~~

3.	Widow’s/widower’s pension

3.1	Following your death, your spouse, with whom you lived in a valid marriage at the time of your death, will receive a widow’s/widower’s pension for the remainder of her/his life.

The widow’s/widower’s pension comprises 28.57% of the old-age pension. It expires in the event of remarriage.

3.2
In the event of suicide within the first 4 years following the issuance of the pension commitment, no claim to a widow’s/widower’s pension shall exist unless the act was committed in a state of mental disturbance that excludes the exercise of free will.

4.	Premature departure / premature old-age pension

4.1	If you leave the company before benefits come due, the entitlement to benefits from the company pension scheme earned up to that point shall be maintained.

4.2
If benefits come due because the age limit has been reached, because of disability or death, a claim exists in the amount of the portion of benefits due without premature departure that corresponds to the relationship of the period of your actual, uninterrupted employment with the company to the period from the commencement of your employment with the company the age limit provided in this pension commitment is reached.

4.3
If you draw full benefits from the statutory pension insurance or a comparable pension institution prior to reaching the designated age limit (early/flexible old-age pension), you will be entitled to an early old-age pension as of that date. Because of the longer guarantee period of the old-age pension, it will be reduced by 0.5% per month while claiming benefits early. This also applies for a reduced prospective entitlement pursuant to item 4.2.

5.	Payment of the pensions and related benefits

5.1
The pensions will be paid by the company monthly in advance, beginning with the 1st day of the month following establishment of the claim to benefits. They will be discontinued at the end of the month in which the terms under which they were granted no longer apply. You or your spouse are obligated to notify the company of any change in personal circumstances that affect the obligations arising from this commitment. The special provisions stated in the appendix apply preferentially to the disability pension.

5.2
Your or your surviving dependents are responsible for paying the taxes and fees on the pension benefits. The beneficiary’s wage tax card shall be presented to the company for the duration of pension payment.

6.	Reinsurance

6.1
The company reserves the right to conclude a life insurance policy (reinsurance) to reinsure the obligations arising from this commitment. By acknowledging this commitment, you grant your approval of the conclusion of reinsurance and are obligated to support all relevant regulations. This means, in particular, submitting to a medical examination, if necessary, and to fully and truthfully answer all questions asked in connection with the conclusion of the policy.

6.2	The company is entitled to all rights arising from the reinsurance, in particular, the entitlement to benefits as well.

7.	Assignment of claims

7.1	A claim to a company pension cannot be assigned, pledged or lent against security without the company’s consent.

7.2
Claims for damages against individuals whose behavior has triggered a claim for a company pension must, with the exception of a claim for injury awards, be assigned to the company up to the amount of this company pension.

8.    Reservations

8.1	The company reserves the right to amend the pension commitment and/or to reduce or discontinue the company pension if

-	the economic situation of the company has consistently deteriorated to such an extent that it can no longer be expected to maintain the pledged company pensions, or

-	the group of people, premiums, benefits or retirement age for statutory pension insurance or other pension institutions with legal claims change considerably, or

-
the legal treatment, particularly the treatment according to tax law, of the expenditures that are being made or were made by the company for the scheduled funding of company pensions changes to such a considerable degree that the company can no longer be expected to maintain the pledged company pensions, or

-	you or the beneficiary commit acts that are in gross violation of good faith, or would serve as grounds from dismissal without prior notice.

8.2
As for the rest, the company reserves the right to amend the pension commitment and/or to reduce or discontinue the company pension if the conditions applicable at the time this pension commitment was granted have consistently changed to such a considerable degree that the company can no longer be expected to maintain the pledged company pensions, even under objective consideration of the affairs of the beneficiary.

9.    Special agreements

Sulzfeld, 12/13/1996        [signature]
Company headquarters, date        Stamp and signature of the company*)

Please sign below, as an indication of your acceptance of this pension commitment and your agreement with its contents, including the provisions regulating the disability pension on the overleaf of the appendix.

[signature]
Signature of the person entitled to the pension

*) If the person entitled to the pension also signs as managing director of the company, it should be noted that the managing director is exempt from the provisions of Section 181 of the German Civil Code (“Prohibition on Contracting with Self”), and that this has been recorded in the Commercial Register.